Exhibit 99.2

NYSE: MDV

QUARTERLY SUPPLEMENTAL DATA

September 30, 2025

Financial Information
and
Portfolio Information

Modiv Industrial, Inc.
Supplemental Information - Third Quarter 2025

About the Data
This data and other information described herein are as of and for the three months ended September 30, 2025 unless otherwise indicated. Future performance may not be consistent with past performance and is subject to change and inherent risks and uncertainties. This information should be read in conjunction with Modiv Industrial, Inc.'s. Annual Report on Form 10-K for the year ended December 31, 2024 filed on March 4, 2025 and Quarterly Report on Form 10-Q for the three months ended September 30, 2025, including the financial statements and management's discussion and analysis of financial condition and results of operations, filed on November 14, 2025.
Forward-Looking Statements
Information set forth herein contains forward-looking statements, which reflect our current views regarding our business, financial performance, growth prospects and strategies, market opportunities, and market trends. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. All of the forward-looking statements herein are subject to various risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results, performance, and achievements could differ materially from those expressed in or by the forward-looking statements and may be affected by a variety of risks and other factors. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from such forward-looking statements. These factors include, but are not limited to, changes in the rate of inflation and interest rates, general economic conditions, local real estate conditions, tenant financial health, property acquisitions and dispositions and the timing of any acquisitions and dispositions, supply-chain disruptions, tariffs and negative impacts associated with foreign policy actions implemented by the United States. These and other risks, assumptions, and uncertainties are described in our filings with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on any forward-looking statements included herein. All forward-looking statements are made as of the date of this document and the risk that actual results, performance, and achievements will differ materially from the expectations expressed or referenced herein will increase with the passage of time. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Company Overview

Modiv Industrial, Inc. (NYSE:MDV) (“Modiv Industrial”, the “Company”, “we”, “us” and “our”) is a real estate investment trust (“REIT”) that acquires, owns and manages a portfolio of single-tenant net-lease real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation's supply chains. For more information, please visit: www.modiv.com.
Modiv Industrial strives towards a “best-in-class” corporate governance structure through a board of directors and management team with decades of institutional real estate industry experience.

Management Team:	Independent Directors:

Aaron S. Halfacre	Thomas H. Nolan, Jr.
Chief Executive Officer and Director	Chairman of the Board

Raymond J. Pacini	Christopher R. Gingras
Chief Financial Officer and Secretary
Kimberly Smith
John C. Raney
Chief Operating Officer and General Counsel	Connie Tirondola

Investor Inquiries:
management@modiv.com
Transfer Agent:
Broadridge Corporate Issuer Solutions
51 Mercedes Way
Edgewood, NY 11717-8309
Attn: IWS
866-557-4239

Modiv Industrial Announces Third Quarter 2025 Results

Denver, CO, November 14, 2025 – Modiv Industrial, Inc. (“Modiv Industrial,” “Modiv” or the “Company”) (NYSE:MDV), the only public REIT exclusively focused on acquiring industrial manufacturing real estate, today announced operating results for the third quarter ended September 30, 2025.

The following is a statement from Aaron Halfacre, CEO of Modiv Industrial.
“That which is behind us...

Third quarter 2025 revenue was $11.7 million and net income attributable to common stockholders was $0.3 million. AFFO, adjusted funds from operations, which is the metric we spend more time with internally was $4.5 million ($0.36 per diluted share), a 22% increase compared to $3.7 million in the year ago quarter. The increase reflects a $0.3 million decrease in G&A, a $0.1 million decrease in property expenses, a $0.4 million decrease in cash interest expense, and a $0.1 million decrease in preferred stock dividends.

Our $0.36 of AFFO per share was $0.02 greater than the consensus estimate of $0.34 per share as measured from the inputs of the five sell-side analysts that cover us and our results exceeded every individual analyst estimate (they ranged from a low of $0.32 and a high of $0.35).

We delivered these results with no property sales, no property acquisitions and no whiz bang capital markets magic. We weren’t sexy this quarter, we were boring, but boring can be profitable in the right market conditions. I touch on this more further down below.

Our 43 property portfolio has an attractive weighted average lease term of 14.2 years (and we expect that to grow longer as we recycle select assets). Though the majority of our tenant credits are private and we do not implement a “look through” or “implied equivalent” rating to them, we do have approximately 28% of our tenancy with a true investment grade credit rating of BBB minus or better from a formally recognized credit rating agency.

As of September 30, 2025, our annualized base rent totaled $38.9 million, we had $8.3 million of unrestricted cash on balance sheet and $30 million available to draw on our revolver. We do not have any outstanding debt maturities until January 2027, 100% of our indebtedness is fixed at a weighted average interest rate of 4.27% and our leverage ratio is 48%.
Ok, let’s turn our attention away from the rearview mirror and focus on the road ahead.
...and that which lies ahead.
As a market participant, both as an individual investor and an executive of a REIT, I attempt to learn as much as possible from observing the capital markets. This quarter was an interesting one for our broader industry as many REITs met or exceeded estimates - highlighting how fundamentals are healthy - yet the REIT market, in terms of stock prices, continues to suffer from a lack of confidence and a near constant yo-yoing effect. Fickle and fragile Bulls seem to be spooked on any given day as Bears beat them down. The siren song of seemingly easy (and robust) returns in other sectors/markets has lead to some tremendous buying opportunities in REITland - attractive yields with attractive upside. I routinely speak to a handful of fellow REIT execs and it is not uncommon for words like morass or malaise to be spoken when characterizing how frustrating the past several years have been. Candidly, this REIT market, as it relates to share prices, has been fairly sh-tty. Sure, the dark days haven’t been as dark as they were during the early days of the GFC but REITs were definitively roaring four years after the initial debacle - QE will do that. This market has been a grind, there is a palpable sense of fatigue amongst all the participants. Personally, I am starting to get very optimistic because when it gets the most frustrating, when the market players get the most exhausted, then true inflection points begin to appear.
Edge, that ephemeral competitive advantage, that each investor may have in the markets comes in so many forms and the strongest edge, definitionally, tends to be uniquely idiosyncratic and bespoke. As a very small REIT, and the only REIT focused on the manufacturing industry, the strongest elements of our edge are the unsexy combination of patience and discipline. Cliche, right? Those two words are so overused that people sort of nod in acknowledgment yet subconsciously dismiss it as high-level fluff. However, when you really delve deep into the daily practice, you begin to see that patience and discipline are very f-cking difficult to consistently maintain. To be very disciplined, and to maintain the patience needed for that disciplined action to bear fruit, requires a solid foundation of humility and probability. Being humble to know what you are, and what you aren’t, while understanding that with an expanding sample size the law of probabilities can work in your favor.
For example, it didn’t take us long to detach from ego and realize that it was ok if we weren’t immediately a REIT that fits the classic Green Street framework, that it was ok if you couldn’t raise large sums of institutional capital out of the gate, and that it was ok to be below the radar and arguably “unloved”. Many small REITs, as I define those under $1 billion market cap, unfortunately gravitate toward one of two paths: 1) they try so desperately to become a big REIT by making ambitious capital decisions to grow bigger faster (as opposed to growing more valuable); or 2) they give up all hope of success and forsake their fiduciary duties by taking self-satisfying, capital destroying actions. We decided to take our unique path of focusing solely on creating value for our shareholders no matter the clock or our size.
To me, being a small REIT offers a tremendous list of possibilities. Being below the radar is a blessing in this market - I can only imagine the tremendous pressure someone like Sumit (NYSE: O) might feel. Having a small denominator means we always have the ability to move the needle that much easier (albeit in both directions). With a focus on creating value, as opposed to size, our shareholders benefit regardless if we become a larger enterprise or if we get acquired. This self awareness can only be had if you kill the egoistic desires to be something that you are not and truly own, good and bad, what you are and actually can be. To us here at Modiv, we only care about creating more value for you and with enough time the probability increases that other market participants will also recognize that value creation.
In the last four years we have steadily (with discipline), and slowly (hence the importance of patience), created more value with growing AFFO, an increasingly transformed balance sheet, consistent dividends and a mantra of transparency. As we look ahead, our intermediate focus is on recycling select assets to create more value by improving our AFFO, increasing our WALT, further strengthening our balance sheet and enhancing our overall durability. Every REIT is run by individuals, with their own unique behavioral tendencies, and therefore each REIT follows a different path for a different goal. What might be right for our path might not be the desired path of another - that takes you as the investor to understand the human decision makers at each institution to see which is right for you. For Modiv, which is naturally impacted by my own personality, our path for the past four years has resulted in us exploring (and ultimately passing on) a handful of unfavorable “strategic partnership” proposals, declining the request (largely from bankers and hedge funds) to raise large sums of dilutive capital, declining to accept unsolicited predatory prices for our assets, and has kept us focused on our asset class even when the pipeline of quality deals ebbs with the broader market. While we have been doing this boring patient and disciplined thingy, we have seen all sorts of different paths taken in the small REIT space to include taking on life-ending strategic partner capital, the repeated dilutive issuance of common and preferred equity, dividend cuts, the evaporation of market cap, and even an outright shift from acquiring real estate to lending high yield debt. Only time, and the law of probabilities, will tell us if our approach works out but we remain dedicated to who we are and our never ending goal to create value for you.
Grit, grind, get it done!” Aaron Halfacre, CEO of Modiv Industrial.

Conference Call and Webcast
A conference call and audio webcast with analysts and investors will be held on Friday, November 14, 2025, at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time, to discuss the third quarter ended September 30, 2025 operating results and answer questions.

Live conference call: 1-800-717-1738 or 1-646-307-1865 at 11:00 a.m. Eastern Time, Friday, November 14, 2025

Webcast: To listen to the webcast, either live or archived, please use this link:
https://viavid.webcasts.com/starthere.jsp?ei=1739146&tp_key=f6dd467ff5 or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv Industrial

Modiv Industrial, Inc. is an internally managed REIT that is focused on single-tenant net-lease industrial manufacturing real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our future financial performance, annualized dividend rates, future distributions and distributions declared by the Company’s board of directors. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2025. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated November 14, 2025 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

Inquiries:
management@modiv.com

Modiv Industrial, Inc.
Consolidated Statements of Operations - Last Five Quarters

(dollars in thousands, except share/unit and per share/unit data)(unaudited)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Income:
Rental (1)	$11,321	$11,767	$11,727	$11,664	$11,589
Other property	366	66	66	66	66
Total income	11,687	11,833	11,793	11,730	11,655

Expenses:
General and administrative	1,370	1,202	1,993	1,261	1,661
Stock compensation (2)	811	810	484	65	75
Depreciation and amortization (3)	3,746	3,828	3,818	4,164	4,167
Property	916	828	846	910	1,025
Impairment of real estate investment property (4)	—	4,000	—	—	—
Total expenses	6,843	10,668	7,141	6,400	6,928
Gain on sale of real estate investments (5)	—	—	84	—	172
Operating income	4,844	1,165	4,736	5,330	4,899

Other income (expense):
Interest income	38	33	62	68	82
Income from unconsolidated investment in a real estate property	249	185	79	75	75
Interest expense, net of unrealized gain or loss on interest rate swaps and derivative settlements (6)	(4,054)	(4,016)	(4,048)	(3,706)	(6,104)
Loss on equity investments	—	—	—	(125)	—
Other expense, net	(3,767)	(3,798)	(3,907)	(3,688)	(5,947)

Net income (loss)	1,077	(2,633)	829	1,642	(1,048)
Less: net (income) loss attributable to noncontrolling interests in Operating Partnership	(29)	611	—	(87)	461
Net income (loss) attributable to Modiv Industrial, Inc.	1,048	(2,022)	829	1,555	(587)
Preferred stock dividends	(795)	(796)	(827)	(922)	(922)
Net income (loss) attributable to common stockholders	$253	$(2,818)	$2	$633	$(1,509)

Earnings (loss) per share attributable to common stockholders:
Basic (7)	$—	$(0.32)	$(0.01)	$0.07	$(0.18)
Earnings (loss) per share attributable to common stockholders and Class C OP Units:
Diluted (7)	$—	$(0.32)	$(0.01)	$0.07	$(0.18)

Weighted-average number of common shares outstanding:
Basic	10,197,942	10,123,721	9,972,967	9,715,467	9,430,885
Weighted-average number of common shares and Class C OP Units outstanding:
Diluted (8)	11,791,270	11,717,049	11,317,765	11,021,876	10,959,030

Distributions declared per common share	$0.2925	$0.2925	$0.2925	$0.2875	$0.2875
(1)    Rental income includes tenant reimbursements primarily for property expenses. The decrease in the third quarter of 2025 is primarily due to Costco’s lease expiration on July 31, 2025. The Company’s office property in Issaquah, Washington formerly leased to Costco is subject to a purchase and sale agreement, as amended, with KB Home, a national homebuilder with a sales price of $25.6 million.

(2)    During the three months ended March 31, 2025, a total of 895,043 Class X OP Units were awarded to the Company’s employees. Stock compensation expense for each of the three months ended December 31, 2024 and September 30, 2024 reflect the portion of independent directors’ fees that were paid in common stock.
(3)    The decrease in depreciation and amortization beginning in the first quarter of 2025 is primarily due to no longer recognizing depreciation and amortization expense for the real estate investments of our office property in Issaquah, Washington formerly leased to Costco upon classifying the property as held for sale as of December 31, 2024.
(4)    The Company recorded an impairment charge of $4.0 million related to its property and equipment in Saint Paul, Minnesota during the three months ended June 30, 2025. The Company determined that an impairment charge was required based on current market conditions and represented the excess of the assets' carrying value over the assets’ estimated sale price less estimated selling costs. The property is listed for sale.
(5)    The gain on sale of real estate investments in the third quarter of 2024 resulted from the sale of a land parcel that was part of an industrial property in Canal Fulton, Ohio, to be converted into a park. The gain for the three months ended March 31, 2025 relates to the sale of our industrial property in Endicott, New York.
(6)    Interest expense includes amortization of off-market interest rate derivatives, accrued interest receivable related to the off-market derivatives, unrealized gains and losses on interest rate swaps and is net of derivative settlements as shown below (in thousands).

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Derivative cash settlements	$(1,210)	$(1,195)	$(1,180)	$(1,253)	$(1,648)
Amortization of off-market interest rate derivatives (a)	$1,045	$1,034	$784	$—	$—
Accrued interest from December 31, 2024 to respective swap execution date (a)	$—	$—	$291	$—	$—
Amortization of unrealized gain on interest rate swap valuation (b)	$(256)	$(253)	$(250)	$(255)	$(256)
Unrealized loss on non-designated or ineffective interest rate derivative instruments, net (b)	$—	$—	$—	$50	$2,679
(a)     In January 2025, the Company, through its Operating Partnership, entered into two swap agreements, effective December 31, 2024, for $125.0 million each, for an aggregate of $250.0 million, which fixes the secured overnight financing rate for the year ending December 31, 2025 at 2.45%, resulting in a fixed rate of 4.25% based on the Company’s current leverage ratio. The Company paid aggregate premiums of $4.2 million, including accrued interest receivable of $0.3 million, to buy down the fixed rate below the market rate, which is a derivative that is recorded as an asset on our balance sheet and amortized over the 12 months ending December 31, 2025, increasing interest expense. The Company designated the pay-fixed, receive-floating interest rate swaps as cash flow hedges and therefore the change in fair value of $1.1 million, $0.8 million and $1.0 million for the three months ended September 30, 2025, June 30, 2025 and March 31, 2025, respectively, was recorded as accumulated other comprehensive income in the Company's unaudited condensed balance sheet, not as an increase to interest expense.
(b)    For derivative instruments that are not deemed effective or are not designated as cash flow hedges, unrealized loss results in an increase in interest expense and the unrealized gain decreases interest expense. For derivative instruments that were designated as a cash flow hedge and later deemed ineffective, any unrealized gain is amortized on a straight-line basis, as a reduction to interest expense.
(7)     While net income attributable to common stockholders was $2,000 for the three months ended March 31, 2025, earnings (loss) per share is $(0.01) for the period because distributions paid to Class X OP Units are deducted in calculating earnings (loss) per share.
(8)     The weighted average dilutive effect of 895,043 Class X OP Units for each of the three months ended September 30, 2025 and June 30, 2025 and 524,660 Class X OP Units for the three months ended March 31, 2025 was excluded from diluted net income (loss) per share attributable to common stockholders and noncontrolling interests, as the effect would have been antidilutive. During the three months ended March 31, 2025, a total of 895,043 Class X OP Units were awarded to the Company’s employees.

Modiv Industrial, Inc.
Consolidated Statements of Comprehensive Income - Last Five Quarters

(dollars in thousands)(unaudited)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Net income (loss)	$1,077	$(2,633)	$829	$1,642	$(1,048)
Other comprehensive income (loss) : cash flow hedge adjustments
Amortization of unrealized holding gain on interest rate swap (1)	(256)	(253)	(250)	(255)	(256)
Unrealized loss on interest rate derivatives (1)	(1,140)	(840)	(966)	—	—
Amortization of off-market interest rate derivatives (1)	1,045	1,034	784	—	—
Comprehensive income (loss)	726	(2,692)	397	1,387	(1,304)

Comprehensive loss (income) attributable to noncontrolling interest in Operating Partnership	39	631	68	(56)	497
Comprehensive income (loss) attributable to Modiv Industrial, Inc.	$765	$(2,061)	$465	$1,331	$(807)
(1)    As discussed in footnote (6) to the Consolidated Statements of Operations above, (i) for derivative instruments that were designated as a cash flow hedge and later deemed ineffective, any unrealized gain is amortized on a straight-line basis, as a reduction to interest expense and offset to comprehensive income (loss), (ii) for effective derivative instruments designated as a cash flow hedge, the change in fair value is recorded in other comprehensive income, and (iii) premiums paid to buy down the fixed rate below the market rate are amortized over the 12 months ending December 31, 2025, increasing interest expense and offset to comprehensive income (loss).

Modiv Industrial, Inc.
Earnings (Loss) Per Share - Last Five Quarters

(dollars in thousands, except shares/units and per share/unit data)(unaudited)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Net income (loss)	$1,077	$(2,633)	$829	$1,642	$(1,048)
Net (income) loss attributable to noncontrolling interest in Operating Partnership (1)	(1)	503	—	(85)	275
Preferred stock dividends	(795)	(796)	(827)	(922)	(922)
Gain (loss) on repurchases of preferred stock	—	(13)	29	—	—
Class X OP Unit distributions	(261)	(262)	(163)	—	—
Net income (loss) available to common stockholders used in basic net income (loss) per share	20	(3,201)	(132)	635	(1,695)
Net income (loss) attributable to noncontrolling interest in Operating Partnership	1	(503)	—	85	(275)
Net income (loss) available to common stockholders and noncontrolling interests used in diluted net income (loss) per share/unit	$21	$(3,704)	$(132)	$720	$(1,970)

Weighted average shares of Common Stock outstanding - basic	10,197,942	10,123,721	9,972,967	9,715,467	9,430,885
Class C OP Units (2)(3)	1,593,328	1,593,328	1,344,798	1,306,409	1,528,145
Weighted average shares and units outstanding - diluted (4)	11,791,270	11,717,049	11,317,765	11,021,876	10,959,030

Earnings (loss) per share attributable to common stockholders:
Basic	$—	$(0.32)	$(0.01)	$0.07	$(0.18)
Earnings (loss) per share attributable to common stockholders and Class C OP Units:
Diluted	$—	$(0.32)	$(0.01)	$0.07	$(0.18)

(1)    Each share of Class C Common Stock and Class C OP Unit have the same participation in earnings (loss) and therefore Class C OP Units are included in the weighted average shares and units outstanding to calculate diluted earnings (loss) per share. Losses are not allocated to the Class X OP Units because they have not vested and do not have a contractual obligation to share in the Company’s losses. As such, net loss attributable to noncontrolling interest in Operating Partnership represents net loss allocated to Class C OP Units, which is different than the amount presented on the statements of operations and equity for the three month periods that include net loss allocated to Class X OP Units. Net loss (income) attributable to noncontrolling interest in Operating Partnership for the three month periods is calculated using the three month weighted average shares/units, whereas the net loss (income) attributable to noncontrolling interest in Operating Partnership presented on the statements of operations and equity for the three month periods are calculated for the year-to-date period less the prior quarter’s year-to-date net loss (income) attributable to noncontrolling interest in Operating Partnership, which can result in a different amount.
(2)    During the three months ended March 31, 2025, the Company acquired an industrial property whereby the seller received 344,119 Class C OP Units.
(3)    During the three months ended September 2024, the Company purchased 656,191 Class C OP Units.
(4)    Class C OP Units are included in the weighted average shares and units outstanding to calculate diluted earnings (loss) per share as each Class C Common Share and Class C OP Unit have the same participation in earnings (loss). The weighted average dilutive effect of 895,043 Class X OP Units for each of the three months ended September 30, 2025 and June 30, 2025 and 524,660 Class X OP Units for the three months ended March 31, 2025 as the effect would have been antidilutive. During the three months ended March 31, 2025, a total of 895,043 Class X OP Units were awarded to the Company’s employees.

Modiv Industrial, Inc.
FFO and AFFO - Last Five Quarters

(dollars in thousands, except shares/units and per share/unit data)(unaudited)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Net income (loss) (in accordance with GAAP)	$1,077	$(2,633)	$829	$1,642	$(1,048)
Preferred stock dividends	(795)	(796)	(827)	(922)	(922)
Net income (loss) attributable to common stockholders and OP Unit holders	282	(3,429)	2	720	(1,970)
FFO adjustments:
Depreciation and amortization of real estate properties	3,746	3,828	3,818	4,163	4,167
Amortization of deferred lease incentives	—	—	—	—	2
Depreciation and amortization for unconsolidated investment in a real estate property	189	189	189	189	189
Impairment of real estate investment property	—	4,000	—	—	—
Gain on sale of real estate investments, net	—	—	(84)	—	(172)
FFO attributable to common stockholders and OP Unit holders	4,217	4,588	3,925	5,072	2,216
AFFO adjustments:
Stock compensation expense (1)	811	810	484	65	75
Amortization and write off of deferred financing costs	157	158	157	529	221
Abandoned pursuit costs	126	—	—	—	239
Amortization of deferred rents	(1,241)	(1,269)	(1,303)	(1,337)	(1,285)
Amortization of unrealized holding gain, net of unrealized loss on non-designated or ineffective interest rate derivative instruments	(256)	(253)	(250)	(205)	2,423
Amortization of off-market interest rate derivatives and reduction for accrued interest (2)	1,045	1,034	1,075	—	—
Amortization of (below) above market lease intangibles, net	(213)	(212)	(212)	(211)	(212)
Loss on equity investments	—	—	—	125	—
Other adjustments for unconsolidated investment in a real estate property	(135)	(78)	36	29	25
AFFO attributable to common stockholders and OP Unit holders	$4,511	$4,778	$3,912	$4,067	$3,702

Weighted Average Shares/Units Outstanding:
Fully diluted (3)	12,686,313	12,612,092	11,842,425	11,021,876	10,959,030

FFO Per Share/Unit:
Fully diluted	$0.33	$0.36	$0.33	$0.46	$0.20

AFFO Per Share/Unit:
Fully diluted	$0.36	$0.38	$0.33	$0.37	$0.34
(1)    During the three months ended March 31, 2025, a total of 895,043 Class X OP Units were awarded to the Company’s employees. Stock compensation expense for each of the three months ended December 31, 2024 and September 30, 2024 reflects the portion of independent directors’ fees that were paid in common stock.
(2)    In January 2025, the Company, through its Operating Partnership, entered into two swap agreements, effective December 31, 2024, for $125.0 million each, for an aggregate of $250.0 million which fixes the secured overnight financing rate for the year ending December 31, 2025 at 2.45%, resulting in a fixed rate of 4.25% based on the Company’s current leverage ratio. The Company paid aggregate premiums of $4.2 million, including accrued interest receivable of $0.3 million, to buy down the fixed rate below the market rate, which is a derivative that is recorded as an asset on our balance sheet and amortized over the 12 months ending December 31, 2025, increasing interest expense.
(3)    The weighted average shares/units outstanding - diluted includes the weighted average dilutive effect of the Class C and Class X OP Units (which are excluded from the weighted average shares/units outstanding in calculating earnings (loss) per share in the unaudited condensed consolidated statement of operations since the Class X OP Units are antidilutive).

Modiv Industrial, Inc.
Adjusted EBITDA - Last Five Quarters

(dollars in thousands)(unaudited)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Net income (loss) (in accordance with GAAP)	$1,077	$(2,633)	$829	$1,642	$(1,048)
Depreciation and amortization of real estate properties	3,746	3,828	3,818	4,163	4,167
Depreciation and amortization for unconsolidated investment in a real estate property (1)	189	189	189	189	189
Interest expense, net of unrealized gain or loss on interest rate swaps and derivative settlements	4,054	4,016	4,048	3,706	6,104
Interest expense for unconsolidated investment in real estate property (1)	92	92	94	94	94
Impairment of real estate investment property	—	4,000	—	—	—
Stock compensation expense	811	810	484	65	75
Gain on sale of real estate investments, net	—	—	(84)	—	(172)
Abandoned pursuit costs	126	—	—	—	239
Loss on equity investments	—	—	—	125	—
Adjusted EBITDA	$10,095	$10,302	$9,378	$9,984	$9,648

Annualized adjusted EBITDA	$40,380	$41,206	$37,512	$39,936	$38,592

Net debt:
Consolidated debt	$280,502	$280,642	$280,781	$280,918	$281,011
Debt of unconsolidated investment in real estate property (1)	8,831	8,893	8,912	9,017	9,078
Consolidated cash and restricted cash	(9,947)	(5,814)	(6,165)	(11,530)	(6,825)
Cash of unconsolidated investment in real estate property (1)	(225)	(607)	(326)	(435)	(310)
Net debt	$279,161	$283,114	$283,202	$277,970	$282,954

Net debt / Adjusted EBITDA	6.9x	6.9x	7.5x	7.0x	7.3x
(1)    Includes our approximate 72.71% pro rata share of the tenant-in-common's mortgage note payable and cash of our unconsolidated investment in real estate property.

Modiv Industrial, Inc.
Leverage Ratio

(dollars in thousands)(unaudited)
We calculate our leverage ratio in conformance with the definition used in our KeyBank credit facility as set forth below.

	September 30, 2025	December 31, 2024
Total Asset Value
Cash, cash equivalents, and restricted cash	$9,947	$11,530
Borrowing base value	479,900	489,540
Other real estate value	85,260	76,825
Pro-rata share of unconsolidated investment in a real estate property	31,635	31,846
Total asset value	$606,742	$609,741

Indebtedness
Credit facility term loan	$250,000	$250,000
Mortgage debt	30,502	30,918
Pro-rata share of unconsolidated investment in a real estate property	8,831	9,017
Total indebtedness	$289,333	$289,935

Leverage Ratio	47.7%	47.6%

Modiv Industrial, Inc.
Capitalization as of September 30, 2025

(dollars in thousands, except shares and per share data and OP Units and per OP Unit data)(unaudited)

PREFERRED EQUITY
7.375% Series A Cumulative Redeemable Perpetual Preferred Stock	$43,125
% of Total Capitalization	8%

COMMON EQUITY
Shares of Class C Common Stock	10,264,131
Class C and X OP Units	2,488,371
Total Class C Common Stock and Class C OP Units	12,752,502
Price Per Share / Unit at September 30, 2025	$14.64
IMPLIED EQUITY MARKET CAPITALIZATION	$186,697
% of Total Capitalization	37%

DEBT
Mortgage Debt
Costco Wholesale Property	$18,366
Taylor Fresh Foods Property	12,136
Total Mortgage Debt	$30,502
KeyBank Credit Facility
Revolver (1)	—
Term Loan (2)	250,000
Total Credit Facility	250,000
TOTAL DEBT	$280,502
% of Total Capitalization	55%
% of Total Debt - Floating Rate Debt	—%
% of Total Debt - Fixed Rate Debt (2) (3)	100%
ENTERPRISE VALUE
Total Capitalization	$510,324
Less: Cash, Cash Equivalents, and Restricted Cash	(9,947)
Enterprise Value	$500,377
(1)    In December 2024, we exercised our right to reduce our Revolver line of credit from $150.0 million to $30.0 million in order to save $0.3 million in annual unused fees.
(2)    In January 2025, we entered into two new swap agreements, effective December 31, 2024, for $125.0 million each, for an aggregate of $250.0 million, corresponding to the Term Loan, which fixed SOFR for the year ending December 31, 2025 to 2.45%, resulting in a fixed rate of 4.25% based on our leverage ratio of 47.6% as of December 31, 2024. We paid aggregate premiums of $4.2 million to buy down the fixed rate below the prevailing market rate. This fixed rate is 28 basis points lower than 2024 and will save approximately $0.7 million of cash interest expense during 2025.
(3)    The weighted average interest rate for the $280.5 million total debt outstanding was 4.27% as of September 30, 2025.

Modiv Industrial, Inc.
Consolidated Balance Sheets

(dollars in thousands, except shares and per share data)(unaudited)

	September 30, 2025	December 31, 2024
Assets
Real estate investments:
Land	$98,175	$98,009
Buildings and improvements	383,020	386,102
Equipment	—	4,429
Tenant origination and absorption costs	13,638	13,194
Total investments in real estate property	494,833	501,734
Accumulated depreciation and amortization	(69,512)	(59,524)
Total real estate investments, net, excluding unconsolidated investment in real estate property and real estate investments held for sale, net	425,321	442,210
Unconsolidated investment in a real estate property	9,510	9,324
Total real estate investments, net, excluding real estate investments held for sale, net	434,831	451,534
Real estate investments held for sale, net	28,087	22,372
Total real estate investments, net	462,918	473,906
Cash and cash equivalents	8,264	11,530
Restricted cash	1,683	—
Tenant deferred rent and other receivables	22,130	18,460
Above-market lease intangibles, net	1,184	1,240
Prepaid expenses and other assets	2,429	2,693
Interest rate swap derivatives	963	—
Total assets	$499,571	$507,829
Liabilities and Equity
Mortgage notes payable, net	$30,383	$30,777
Credit facility term loan, net	249,360	248,999
Accounts payable, accrued and other liabilities	5,690	4,035
Distributions payable	2,038	1,994
Below-market lease intangibles, net	7,298	7,948
Other liabilities related to real estate investments held for sale	—	26
Total liabilities	294,769	293,779
Commitments and contingencies
7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value; $25.00 per share liquidation preference; 2,000,000 shares authorized; 1,725,000 outstanding as of September 30, 2025 and 2,000,000 outstanding as of December 31, 2024	2	2
Class C common stock, $0.001 par value, 300,000,000 shares authorized; 10,731,450 shares issued and 10,264,131 shares outstanding as of September 30, 2025, and 10,404,211 shares issued and 9,936,892 outstanding as of December 31, 2024	11	10
Additional paid-in-capital	336,286	349,479
Treasury stock, at cost, 467,319 shares held as of each September 30, 2025 and December 31, 2024	(7,112)	(7,112)
Cumulative distributions and net losses	(165,497)	(154,074)
Accumulated other comprehensive income	1,127	1,841
Total Modiv Industrial, Inc. equity	164,817	190,146
Noncontrolling interests in the Operating Partnership	39,985	23,904
Total equity	204,802	214,050
Total liabilities and equity	$499,571	$507,829

Modiv Industrial, Inc.
Debt Overview

(dollars in thousands)(unaudited)

	Outstanding Balance
Collateral	September 30, 2025	December 31, 2024	Interest Rate		Loan Maturity
Mortgage Notes:
Costco property	$18,366	$18,589	4.85%	(2)	01/01/2030
Taylor Fresh Foods property	12,136	12,329	3.85%	(2)	11/01/2029
	30,502	30,918
Less unamortized deferred financing costs	(119)	(141)
Mortgage notes payable, net	30,383	30,777

KeyBank Credit Facility (1)
Revolver	—	—	5.98%	(3)	01/18/2027
Term loan	250,000	250,000	4.25%	(4)	01/18/2027
Total Credit Facility	250,000	250,000
Less unamortized deferred financing costs	(640)	(1,001)
	249,360	248,999
Total debt, net	$279,743	$279,776	4.27%	(5)

(1)    Our $280.0 million Credit Facility is comprised of a $30.0 million Revolver and a $250.0 million Term Loan. As of the filing date of this Supplemental Data, the $250.0 million Term Loan is fully drawn and the Revolver has zero outstanding balance.
(2)    Contractual fixed rate.
(3)    The interest rate on the Revolver is based on our leverage ratio at the end of the prior quarter. With our leverage ratio at 47.7% as of September 30, 2025, the spread over the SOFR, including a 10-basis point credit adjustment, is 185 basis points and the interest rate on the Revolver was 5.9750% as of September 30, 2025, although we had no outstanding borrowings under the Revolver. We also pay an annual unused fee of up to 25 basis points on the Revolver, based on the daily amount of the unused commitment.
(4)    In January 2025, the Company, through its Operating Partnership, entered into two swap agreements, effective December 31, 2024, for $125.0 million each, for an aggregate of $250.0 million which fixes the secured overnight financing rate for the year ending December 31, 2025 at 2.45%, resulting in a fixed rate of 4.25% based on the Company’s current leverage ratio. The Company paid aggregate premiums of $4.2 million, including accrued interest receivable of $0.3 million, to buy down the fixed rate below the market rate, which is a derivative that is recorded as an asset on our balance sheet and amortized over the 12 months ending December 31, 2025, increasing interest expense.
(5)    The weighted average interest rate for the $280.5 million total debt outstanding was 4.27% as of September 30, 2025.

Modiv Industrial, Inc.
Covenants

(dollars in thousands)(unaudited)
Credit Facility and Mortgage Notes Covenants
The following is a summary of key financial covenants for our credit facility and mortgage notes, as defined and calculated per the terms of the facility's Credit Agreement and the mortgage notes' governing documents, respectively, which are included in our filings with the SEC. These calculations, which are not based on U.S. Generally Accepted Accounting Principles (“GAAP”) measurements are presented to demonstrate that as of September 30, 2025, we are in compliance with the covenants.

Unsecured Credit Facility Covenants	Required	September 30, 2025
Maximum leverage ratio	<60%	47.7%
Minimum fixed charge coverage ratio	>1.50x	1.96
Maximum secured indebtedness ratio	40%	6%
Minimum consolidated tangible net worth	$225,312	$282,702
Weighted average lease term (years) (1)	7	15
(1) The weighted average lease term above only reflects the 35 properties that are included in the Credit Facility borrowing base.

Mortgage Notes Key Covenants	Debt Service Coverage Ratio	September 30, 2025
Costco property	N.A.	N.A.
Taylor Fresh Foods property	1.5	2.4

Modiv Industrial, Inc.
Real Estate Acquisitions

(dollars in thousands)(unaudited)
The following table summarizes our property acquisition activity from July 1, 2024 through September 30, 2025:

Tenant and Location	Property Type	Acquisition Date	Leasable Area (Square Feet)	Lease Terms (Years)	Annual Rent Increase	Acquisition Price	Initial Cap Rate	Weighted Average Cap Rate
Torrent, Seminole, FL	Industrial	July 2024	29,699	20.0	2.9%	$5,125	8.0%	10.6%
Science First, Yulee, FL	Industrial	March 2025	48,589	7.8	(1)	6,100	8.0%	8.7%
			78,288			$11,225	8.0%	9.6%
(1)    Annual increase is unadjusted annual percentage change in the Consumer Price Index as published by the U.S. Bureau of Labor Statistics Consumer Price Index as published by the U.S. Bureau of Labor Statistics. Weighted average cap rate assumes 3.0% annual increases.

Modiv Industrial, Inc.
Real Estate Dispositions

(dollars in thousands)(unaudited)
The following table summarizes our property disposition activity from July 1, 2024 through September 30, 2025.

Tenant and Location	Property Type	Disposition Date	Leasable Area (Square Feet)	Disposition Price	Cap Rate
Lindsay, Canal Fulton, OH (Land parcel) (1)	Industrial	September 2024	—	$240	N.A.
Producto, Endicott, NY (2)	Industrial	January 2025	31,262	2,362	7.4%
			31,262	$2,602
(1)    Represents sale of an unutilized land parcel of an operating property, which was sold to the City of Canal Fulton, Ohio as park space.
(2)    In connection with this sale, the lease for our property in Jamestown, New York with another Producto subsidiary was amended to increase the base rent by approximately $2,500 per month.

Modiv Industrial, Inc.
Top 20 Tenants

(dollars in thousands)(unaudited)

Tenant	ABR	ABR as a Percentage of Total Portfolio	Leased Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Lindsay	$5,448	14%	755,281	17%
KIA of Carson	4,283	11%	72,623	2%
State of CA OES	2,677	7%	106,592	2%
AvAir	2,449	6%	162,714	4%
Valtir	1,929	5%	293,612	6%
3M	1,921	5%	410,400	9%
FUJIFILM Dimatix (72.71% TIC) (1)	1,828	6%	91,740	2%
Taylor Fresh Foods	1,707	4%	216,727	5%
Pacific Bearing	1,560	4%	219,287	5%
Titan	1,495	4%	223,082	5%
Northrop Grumman	1,345	4%	107,419	2%
Vistech	1,295	3%	335,525	7%
SJE	1,276	3%	159,680	3%
SixAxis	1,220	3%	213,513	5%
Husqvarna	962	2%	64,637	1%
WSP USA	894	2%	37,449	1%
Summit Steel	875	2%	116,560	3%
L3 Harris	846	2%	46,214	1%
Arrow-TruLine	821	2%	206,155	4%
Labcorp Early Development Laboratories	683	2%	20,800	1%
Total Top 20 Tenants	$35,514	91%	3,860,010	85%
(1)    Reflects our approximate 72.71% tenant-in-common interest (“TIC Interest”).

Modiv Industrial, Inc.
Property Type

(dollars in thousands)(Unaudited)

Property Type	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Leasable Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
Industrial core, including TIC Interest	39	$31,907	82%	4,213,823	93%
Non-core (1)	4	6,959	18%	302,442	7%
Total	43	$38,866	100%	4,516,265	100%
(1)    Non-core properties include the following:
(a)    our non-core acquisition of a leading KIA retail property located in a prime location in Los Angeles County acquired in January 2022, which was structured as an OP Unit transaction resulting in a favorable equity issuance of $32.8 million represented by 1,312,382 Class C OP Units at a cost basis of $25 per share;
(b)    our 12-year lease with OES executed in January 2023 for one of our legacy assets located in Rancho Cordova, California that includes a purchase option which OES may exercise until December 31, 2026. (We define legacy assets as those that were acquired by different management teams utilizing different investment objectives and underwriting criteria);
(c)    our legacy property formerly leased to Costco in Issaquah, Washington which is subject to a purchase and sale agreement with KB Home, a national homebuilder. The buyer has made $1.8 million of non-refundable deposits as of September 30, 2025; and
(d)    our legacy property formerly leased to Solar Turbine in San Diego, California that we expect to sell after we complete a parcel split in order to maximize its value.

Modiv Industrial, Inc.
Tenant Industry Diversification

(dollars in thousands)(unaudited)

Industry	Number of Properties (1)	ABR	ABR as a Percentage of Total Portfolio	Leasable Area (Square Feet) (1)	Square Feet as a Percentage of Total Portfolio (1)
Infrastructure	17	$9,548	25%	1,246,022	28%
Automotive	3	6,093	16%	501,233	11%
Industrial Products	4	5,663	15%	907,837	20%
Aerospace/Defense	4	5,063	13%	346,046	8%
Government	1	2,677	7%	106,592	2%
Technology	2	2,462	6%	130,240	3%
Metals	4	2,406	6%	419,001	9%
Agriculture/Food Production	1	1,707	4%	216,727	5%
Energy	1	1,495	4%	223,082	5%
Medical	1	683	2%	20,800	1%
Plastics	1	581	1%	148,012	3%
Miscellaneous Manufacturing	1	488	1%	48,589	1%
Total	40	$38,866	100%	4,314,181	96%
(1)     Excludes 202,084 vacant square feet comprised of (i) an industrial property in Saint Paul, Minnesota listed for sale, (ii) the legacy property formerly leased to Costco in Issaquah, Washington that is subject to a purchase and sale agreement with KB Home, a national homebuilder, which has made $1.8 million of non-refundable deposits as of September 30, 2025, and (iii) the legacy property formerly leased to Solar Turbines in San Diego, California that we expect to sell after we complete a parcel split in order to maximize its value.

Modiv Industrial, Inc.
Tenant Geographic Diversification

(dollars in thousands)(unaudited)

State	Number of Properties	ABR	ABR as a Percentage of Total Portfolio	Leasable Area (Square Feet)	Square Feet as a Percentage of Total Portfolio
California	8	$11,845	30%	439,954	10%
Ohio	6	4,954	13%	1,016,742	23%
Arizona	2	4,156	11%	379,441	8%
Illinois	2	3,481	9%	629,687	14%
Florida	4	2,867	7%	282,499	6%
Pennsylvania	2	2,174	6%	253,646	6%
South Carolina	3	2,155	6%	343,422	8%
Texas	2	1,733	5%	255,969	6%
Minnesota	5	1,705	4%	377,450	8%
North Carolina	2	1,601	4%	134,576	3%
Colorado	3	884	2%	98,994	2%
Utah	1	533	1%	72,498	2%
Michigan	1	515	1%	93,085	2%
New York	1	263	1%	41,111	1%
Washington	1	—	—%	97,191	1%
Total	43	$38,866	100%	4,516,265	100%

Modiv Industrial, Inc.
Lease Expirations

(dollars in thousands)(unaudited)
10 Years and Thereafter Lease Expirations

As of September 30, 2025
Year	Number of Leases Expiring (1)	ABR Expiring	Percentage of ABR Expiring	Cumulative Percentage of ABR Expiring	Leased Area Expiring (Square Feet)(1)	Percentage of Leased Area Expiring (Square Feet )(1)	Cumulative Percentage of Leased Area Expiring (Square Feet)(1)
2025	—	$—	—%	—%	—	—%	—%
2026	—	—	—%	—%	—	—%	—%
2027	1	962	2%	2%	64,637	1%	1%
2028	1	581	2%	4%	148,012	3%	4%
2029	2	1,480	4%	8%	84,714	2%	6%
2030	1	683	2%	10%	20,800	1%	7%
2031	1	1,345	3%	13%	107,419	2%	9%
2032	2	2,937	8%	21%	211,303	5%	14%
2033	1	1,707	4%	25%	216,727	5%	19%
2034	3	5,492	14%	39%	554,441	13%	32%
Thereafter	28	23,679	61%	100%	2,906,128	68%	100%
Total	40	$38,866	100%		4,314,181	100%
(1)     Excludes 202,084 vacant square feet comprised of (i) an industrial property in Saint Paul, Minnesota listed for sale, (ii) the legacy property formerly leased to Costco in Issaquah, Washington that is subject to a purchase and sale agreement with KB Home, a national homebuilder, which has made $1.8 million of non-refundable deposits as of September 30, 2025, and (iii) the legacy property formerly leased to Solar Turbines in San Diego, California that we expect to sell after we complete a parcel split in order to maximize its value.

Modiv Industrial, Inc.
Disclosures Regarding Non-GAAP and Other Metrics

Notice Involving Non-GAAP Financial Measures
In addition to U.S. GAAP financial measures, this supplemental report contains and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.
Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“Nareit”) promulgated a measure known as Funds from Operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated investments, preferred dividends and real estate impairments. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.
Additionally, we use Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as stock-based compensation, amortization of deferred rent, amortization of below/above market lease intangibles, amortization of deferred financing costs, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, amortization of off-market interest rate derivatives and reduction for accrued interest, and write-offs of due diligence expenses for abandoned pursuits. We also believe that AFFO is a recognized measure of sustainable operating performance in the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.
For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income or loss from operations, net income or loss and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income or loss from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, Nareit, nor any other applicable body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

Adjusted EBITDA
We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on investment in real estate and goodwill and intangibles, interest expense and non-cash items such as non-cash compensation expenses and write-offs of due diligence costs for abandoned pursuits We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.
Net Debt
We define Net Debt as gross debt less cash, cash equivalents, and restricted cash.
Leverage Ratio
We define our “leverage ratio” as total debt as a percentage of the aggregate fair value of our real estate properties, including our proportionate interest in real estate owned by unconsolidated entities, plus our cash, cash equivalents, and restricted cash.
Annualized Base Rent (“ABR”)
ABR represents contractual annual base rent for the next 12 months.
Initial Cap Rate
We define “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.
Weighted Average Cap Rate
We define “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property.